Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), is dated as of March 6, 2013, by and among Encore Capital Group, Inc. (“Parent”) and the stockholder of Asset Acceptance Capital Corp. (the “Company”) listed on the signature page hereto (the “Stockholder”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement as of the date hereof.

W I T N E S S E T H:

WHEREAS, Parent, Pinnacle Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger, dated as of March 6, 2013 (the “Merger Agreement”), providing for, among other things and subject to the terms and conditions of the Merger Agreement, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger.

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on Exhibit A hereto (together with such additional shares of Company Common Stock which become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by the Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof, but excluding any shares sold or transferred on or after the date hereof in compliance with Section 4.1 or Section 4.4, the “Owned Shares”), which shares set forth on Exhibit A collectively represent approximately 35.6% of the voting power of the outstanding Company Common Stock.

WHEREAS, as a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Agreement to Vote; Agreement for Cash Election.

1.1 Agreement to Vote. The Stockholder hereby agrees that, from the date hereof until the earlier of (i) the time that the Company Stockholder Approval has been obtained and (ii) termination of this Agreement in accordance with Section 5.1, at any meeting of the stockholders of the Company at which the approval and adoption of the Merger Agreement and the transactions contemplated thereby is to be voted upon, however called, or any adjournment or postponement thereof, the Stockholder shall be present (in person or by proxy) and vote (or cause to be voted), to the extent entitled to vote thereon, all of its Owned Shares at such time (a) in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby and (ii) any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes to approve the adoption of the Merger Agreement on the date on which such meeting is held and (b) against (A) any Takeover Proposal, (B) any merger agreement or merger (other than the Merger Agreement), consolidation, combination, business transaction, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of the Company, and (C) any amendment of the Company’s organizational documents that, in the case of (B) or (C), would reasonably be expected to impair the ability of Parent or Merger Sub to complete the Merger, or that would reasonably be expected to prevent, impede, interfere with, delay, or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement. Notwithstanding anything herein to the contrary, this Section 1.1 shall not require any Stockholder to be present (in person or by proxy) or vote (or cause to be voted) any of its Owned Shares to amend the Merger Agreement or take any action that could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (x) decreases the amount or changes the form of the consideration or imposes any restrictions or additional conditions on the receipt of the consideration to the stockholders of the Company or (y) is otherwise materially adverse to the Stockholder. Notwithstanding anything herein to the contrary, in the event there is a Company Adverse Recommendation Change due to an Intervening Event, the Stockholder shall vote the Owned Shares for and against approval and adoption of the Merger Agreement in the same proportion as the shares of Company Common Stock owned by Persons other than the Stockholders vote such shares at the Company Stockholders Meeting.

1.2 Agreement for Cash Election. The Stockholder hereby agrees to make a Cash Election pursuant to the Merger Agreement for the entirety of the Owned Shares.

1.3 Other Voting Rights. Except as permitted by this Agreement, the Stockholder will continue to hold and shall have the right to exercise all voting rights related to the Stockholder’s Owned Shares. For the avoidance of doubt, except as expressly set forth in Section 1.1, nothing in this Agreement shall limit the right of the Stockholder to vote in favor of, against, or abstain with respect to any matter presented to the Company’s stockholders not in connection with a Takeover Proposal proposed by such third party.

2. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as of the date of this Agreement and as of the date of the Company Stockholders Meeting as follows:

2.1 Power; Due Authorization; Binding Agreement. The Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Stockholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2 Ownership of Shares. On the date hereof, the Owned Shares set forth opposite the Stockholder’s name on Exhibit A hereto are owned of record and beneficially by the Stockholder. Other than restrictions in favor of Parent pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act or the “blue sky” Laws of the various states of the United States, as of the date hereof the Stockholder has, and at any stockholder meeting of the Company held during the term of this Agreement to vote regarding approval and adoption of the Merger Agreement, the Stockholder will have (except as otherwise permitted by this Agreement, including in connection with the permitted Transfer of any Owned Shares), sole voting power and sole dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the then Owned Shares of the Stockholder. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Stockholder is a party relating to the pledge, disposition or voting of any of the Owned Shares and there are no voting trusts, proxies or voting agreements with respect to the Owned Shares. Except as set forth on Exhibit A, the Stockholder does not beneficially own any shares of Company Common Stock, or any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock. For the avoidance of doubt, Parent agrees that any shares, shares subject to options, restricted stock units and deferred stock units owned or held by Mt. T. Daniels and Mr. A. Ignaczak are not Owned Shares and are not subject to this Agreement.

2.3 No Conflict; Consents. None of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both), under any provision of any organizational document, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to the Stockholder or to the Stockholder’s property or assets (including the Owned Shares), in each case, except for any conflict, breach or default that would not reasonably be expected to prevent or materially delay or otherwise impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of the Stockholder is required in connection with the valid execution, delivery and performance of this Agreement, except for any of the foregoing that would not reasonably be expected to prevent or materially delay or otherwise impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

2.4. No Litigation. There is no suit, action, proceeding, judgment, order, decree, ruling, charge, or settlement pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (including the Owned Shares) that would reasonably be expected to prevent or materially delay or otherwise impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

2.5 Acknowledgment. The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other matters specified therein. The Stockholder understands, acknowledges and agrees that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4. Certain Covenants of the Stockholder.

4.1 Restriction on Transfer, Proxies and Non-Interference. The Stockholder hereby agrees, except as permitted by Section 4.4, from the date hereof until the termination of this Agreement in accordance with Section 5.1, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Shares of the Stockholder (any such action, a “Transfer”), other than to an Affiliate of the Stockholder if, as a precondition to such Transfer, such Affiliate agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, (b) grant any proxies or powers of attorney with respect to the Owned Shares of the Stockholder, deposit any such Owned Shares into a voting trust or enter into a voting agreement with respect to any such Owned Shares, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1.1 of this Agreement, or (c) commit or agree to take any of the foregoing actions during the term of this Agreement. If any involuntary Transfer of any of the Owned Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the extent permitted by applicable Law, take and hold such Owned Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. Any attempted Transfer of Owned Shares or any interest therein in violation of this Section 4.1 shall be null and void.

4.2 No Limitations on Actions. Parent expressly acknowledges that the Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the applicable Owned Shares and this Agreement shall not limit or otherwise affect the actions or fiduciary duties of any trustee, beneficiary, settlor, employee or designee of the Stockholder or any of its affiliates (collectively, “Affiliates”) in its capacity, if applicable, as a director of the Company, including but not limited to a director of the Company taking any action in compliance with Section 5.3 of the Merger Agreement and making any statements (public or otherwise) in connection therewith. Parent shall not assert any claim that any action taken by any of Stockholder’s Affiliates in its capacity as a director or officer of the Company violates any provision of this Agreement. For the avoidance of doubt, (i) nothing in this Agreement shall limit in any way the Company or its officers or directors from taking actions permitted or required by the Merger Agreement and (ii) Parent hereby agrees and acknowledges that the Company is not and will not be deemed to be an “Affiliate” of the Stockholder for the purposes of this Agreement.

4.3 Further Assurances. From time to time, at the reasonable request of Parent and without further consideration, the Stockholder shall use its commercially reasonable efforts to execute and deliver such additional documents and take all such further action as may be reasonably necessary to comply with its obligations under this Agreement.

4.4 Permitted Transfers. The Stockholder hereby agrees not to Transfer any Owned Shares other than to a Permitted Transferee. For purposes of this Agreement, “Permitted Transferee” means a person who has (i) executed a signature page to this Agreement pursuant to which such person agrees to be a “Stockholder” pursuant to this Agreement with respect to all Owned Shares proposed to be Transferred to such person and (ii) provided the requisite contact information for such person as contemplated by Section 5.5 of this Agreement.

4.5 Appraisal Rights. The Stockholder hereby irrevocably and unconditionally (a) waives, and agrees not to assert or perfect, any and all rights that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement to demand appraisal of any Owned Shares (including, without limitation, under Section 262 of the DGCL) or any rights that the Stockholder may have to dissent from the Merger and (b) agrees not to commence or join in, and agrees to take all actions necessary to opt out of, any class in any class action with respect to any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging breach of any fiduciary duty of any Person in connection with the negotiation and entry into the Merger Agreement.

4.6 No Solicitation. The Stockholder (solely in its capacity as such) agrees that, during the term of this Agreement, the Stockholder will not, and will cause its directors, officers and employees, not to, and will instruct and use its reasonable best efforts to cause its other Affiliates, and its and their Representatives, not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or consummation of any Takeover Proposal or (ii) enter into, or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 4.6) or negotiations regarding, or furnish to any Person any non-public information in connection with, any Takeover Proposal, or (iii) enter into any letter of intent, agreement in principle, merger agreement or other similar agreement with any person relating to an Takeover Proposal; provided that the foregoing shall not restrict the Stockholder from taking any of the foregoing actions specified in clauses (i)

through (iii) to the extent that the Company is permitted to take any such actions with such Person pursuant to Section 5.3(c) and Section 5.3(d) of the Merger Agreement. For the avoidance of doubt, nothing in this Section 4.6 will limit or affect any actions or omissions taken by any of Stockholder’s Representatives in their capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement (including, without limitation, under Section 5.3 thereof), and no such actions or omissions shall be deemed a breach of this Section 4.6.

4.7. Additional Shares. The Stockholder agrees that all shares of Company Common Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Owned Shares for all purposes of this Agreement. The Stockholder shall notify Parent promptly in writing of any additional shares of Company Common Stock acquired by the Stockholder.

4.8. Documentation and Information. The Stockholder consents to and hereby authorizes Parent, Merger Sub and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent, Merger Sub or the Company determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Owned Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement, and the Stockholder acknowledges that Parent, Merger Sub and the Company may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority.

5. Miscellaneous.

5.1 Termination of this Agreement. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; or (iii) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) decreases the amount or changes the form of the consideration or imposes any restrictions or additional conditions on the receipt of the consideration to the stockholders of the Company or (y) is otherwise materially adverse to the Stockholder (either directly or indirectly through Parent or Merger Sub).

5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any intentional breach of this Agreement occurring prior to such termination and the provisions of this Article 5, including Section 5.11, shall survive any such termination.

5.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Other than as set forth in Section 5.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Other than in connection with a Transfer to a Permitted Transferee in accordance with Section 4.4, this Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.

5.4 Amendments; Third Party Beneficiary. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties hereto expressly agree that the Company is intended to, and shall, be a third party beneficiary of the covenants and agreements of the parties hereto, which covenants and agreements shall not be amended, modified or waived without the prior written consent of the Company.

5.5 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to any Stockholder:

AAC Quad-C Investors LLC

230 East High Street

Charlottesville, Virginia

Attn.:	Anthony R. Ignaczak
Email:	ari@qc-inc.com

with a copy to:

White & Case LLP

1155 Avenue of the Americas

New York NY 10036

Attention: Matthew Kautz

Email:    mkautz@whitecase.com

If to the Company:

Asset Acceptance Capital Corp.

28405 Van Dyke Avenue

Warren, Michigan 48093

Attn.:	Rion Needs
Reid E. Simpson
Email:	rneeds@assetacceptance.com
rsimpson@assetacceptance.com

with a copy to:

Kirkland & Ellis

601 Lexington Ave.

New York, New York 10022

Attn.:	Michael Movsovich
Jeffrey Symons
Email:	michael.movsovich@kirkland.com
jeffrey.symons@kirkland.com

If to Parent:

Encore Capital Group, Inc.

3111 Camino Del Rio North

Suite 1300

San Diego, California

Attn.:	General Counsel
Fax:	858-309-1546

with a copy to:

Fulbright & Jaworski L.L.P.

300 Convent Street, Suite 2200

San Antonio, Texas 78205-3792

Attn.:	Daryl Lansdale, Esq.
Email:	dlansdale@fulbright.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.6 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any such court.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.6(c).

5.7 Specific Performance; Exclusive Remedy. The parties agree that, in the event of any breach or threatened breach of any covenant or obligation contained in this Agreement, the parties would be irreparably harmed and that money damages would not provide an adequate remedy. Accordingly, each of the parties agrees that the parties to this Agreement shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each of the parties further agrees that (i) no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument, and (ii) it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law. Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 5.7 shall be its sole and exclusive remedy with respect to breaches or threatened breaches by any Stockholder in connection with this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages) that may be available for breach of this Agreement.

5.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile or electronic transmission signature and a facsimile or electronic transmission signature shall constitute an original for all purposes.

5.9 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11 Non-Recourse.

(a) No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any party hereto or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 5.11 shall limit any liability of the parties hereto for breaches of the terms and conditions of this Agreement.

(b) Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

5.12 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

5.13 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Owned Shares, except as otherwise provided herein.

5.14 Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of Parent and the Stockholder, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No Law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

ENCORE CAPITAL GROUP, INC.

By:	/s/ Paul Grinberg
Name:	Paul Grinberg
Title:	Chief Financial Officer

STOCKHOLDER:

AAC QUAD-C INVESTORS LLC

By:	/s/ Thad M. Jones
Name:	Thad M. Jones
Title:	Vice President

SIGNATURE PAGE TO VOTING AGREEMENT

EXHIBIT A

STOCKHOLDER STOCK OWNERSHIP

Stockholder	Number of Common Shares Owned
AAC Quad-C Investors LLC	10,932,051